Exhibit 99.3

Star Scientific Receives a Warning Letter From the FDA Regarding Consumer Products

GLEN ALLEN, Va., Dec. 31, 2013 /PRNewswire/--Star Scientific, Inc. (NASDAQ:STSI) announced the receipt on December 24, 2013, of a warning letter from the U.S. Food and Drug Administration (FDA) regarding two consumer products, Anatabloc® and CigRx®, which are marketed by the Company. The letter requires the Company to respond to the FDA with information and remedial steps.

Both of the Company’s consumer products contain anatabine, a substance naturally occurring in various plants. In the letter, the agency asserts that anatabine is a new dietary ingredient that required premarket notification to the agency. The agency also asserts that the Company’s products are unapproved new drugs based on statements made on the Company’s websites. As is typical for warning letters issued by FDA, the agency stated that the Company’s failure to address these alleged violations may result in regulatory action by the FDA without further notice. The Company is responding to the letter and has already advised the agency that it intends to work cooperatively to resolve these issues, including undertaking a review of the Company’s websites.

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Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and market acceptance of our nutraceutical dietary supplements products, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices and the outcome of the ongoing investigations as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2012 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

Contact:

Talhia T. Tuck

Vice President, Communications and Investor Relations

Star Scientific, Inc.

(202)887-5100

ttuck@starscientific.com

SOURCE Star Scientific, Inc.